Exhibit 99.1

Iteris Reports 24% Revenue Growth Year Over Year in Fiscal Third Quarter

Total Revenue of $28.7 Million Represents Quarterly Record for Company

SANTA ANA, Calif. – February 4, 2020 – Iteris, Inc. (NASDAQ: ITI), the global leader in applied informatics for transportation and agriculture, today reported financial results for its third fiscal quarter 2020 ended December 31, 2019.

Fiscal Third Quarter 2020 Financial Highlights

•	Record total revenue of $28.7 million, up 24% year over year
•	Total net bookings of $27.5 million, up 28% year over year
•	Total ending backlog of $69.4 million, up 21% year over year
•	GAAP net loss of $2.1 million, or $0.05 per share, a $0.4 million, or $0.02 per share improvement year over year
•	Non-GAAP net loss of $0.0 million, or $0.00 per share, a $1.5 million, or $0.04 per share improvement year over year

Management commentary:

“We are pleased to report record total revenue and strong net booking results for the fiscal 2020 third quarter, especially given the period’s typical seasonal softness,” said Joe Bergera, president and CEO. “Each reporting segment contributed to the strong results, with the Transportation Systems segment reporting 35% revenue growth versus the prior year quarter due to strong organic performance, as well as the contribution from Albeck Gerken, Inc., our recent acquisition.”

“At this time, we have completed our integration of Albeck Gerken and we are delighted the business continues to meet our expectations. Looking ahead, we anticipate continued long-term improvements in the financial performance of Iteris, driven in large part by our ability to capitalize on favorable secular trends in the market for smart mobility infrastructure management solutions.”

GAAP Fiscal Third Quarter 2020 Financial Results

Total revenue in the third quarter of fiscal 2020 increased 24% to $28.7 million, compared with $23.1 million in the same quarter a year ago. This revenue increase was driven primarily by a 35% increase in Transportation Systems, a 12% increase in Roadway Sensors and a 27% increase in Agriculture and Weather Analytics. The operations of Albeck Gerken, Inc. (“AGI”) contributed $2.3 million in revenue to the Transportation Systems segment for the period.

Operating expenses in the third quarter increased 24% to $14.1 million, compared with $11.4 million in the same quarter a year ago. This increase was primarily due to expenses related to the acquisition of AGI, executive severance costs, and increased research and development costs. In connection with the AGI acquisition completed in July 2019, we added general and administrative employees, which is expected to increase our selling, general and administrative expense in fiscal 2020.

Operating loss in the third quarter was $2.2 million, compared with $2.5 million in the same quarter a year ago. Net loss in the third quarter was $2.1 million, or $0.05 per share, compared with $2.5 million or $0.07 per share in the same quarter a year ago.

Non-GAAP Fiscal Third Quarter 2020 Financial Results

In addition to results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), the company has included the following non-GAAP financial measures: non-GAAP operating expenses, non-GAAP operating loss, non-GAAP net loss and non-GAAP basic and diluted net loss per share. These non-GAAP financial measures exclude the following items: (a) stock compensation expense; (b) depreciation; (c) amortization; (d) the costs associated with the acquisition of Albeck Gerken; (e) executive severance and transition costs; and (f) the estimated tax effect of the foregoing non-GAAP adjustments. A discussion of the company’s use of these non-GAAP financial measures is set forth below in the financial statements portion of this release under the heading “Non-GAAP Financial Measures and Reconciliation”, which also includes a reconciliation of such non-GAAP financial measures to their most comparable GAAP financial measures for the three and nine months ended December 31, 2019 and 2018.

Non-GAAP net loss in the third quarter was approximately $0.0 million, or $0.00 per share, compared with a non-GAAP net loss of approximately $1.5 million or $0.04 per share, in the same quarter a year ago.

Earnings Conference Call

Iteris will conduct a conference call today to discuss its fiscal third quarter 2020 results.

Date: Tuesday, February 4, 2020

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Toll-free dial-in number: 1-800-367-2403

International dial-in number: +1 334-777-6978

Conference ID: 9713496

To listen to the live or archived webcast of the earnings call or to view the press release, please visit the investor relations section of the Iteris website at www.iteris.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through February 11, 2020. To access the replay dial information, please click here.

About Iteris, Inc.

Iteris is the global leader in applied informatics for transportation and agriculture, turning big data into big breakthrough solutions. We collect, aggregate and analyze data on traffic, roads, weather, water, soil and crops to generate precise informatics that lead to safer transportation and smarter farming. Municipalities, government agencies, crop science companies, farmers and agronomists around the world use our solutions to make roads safer and travel more efficient, as well as farmlands more sustainable, healthy and productive. Visit www.iteris.com for more information and join the conversation on Twitter, LinkedIn and Facebook.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as "believes," "anticipates," "expects," "intends," "plans," "seeks," "estimates," "may," "will," "can," and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s anticipated demand and growth opportunities, conversion of bookings to revenue, the impact and success of new solution offerings, the Company’s recent acquisition, our future performance, growth and profitability, operating results, and financial condition and prospects. Such statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state and local government budgetary issues, spending and scheduling changes, funding constraints and delays; the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; our ability to replace large contracts once they have been completed; the effectiveness of efficiency, cost, and expense reduction efforts; our ability to successfully complete and integrate acquired companies; our ability to specify, develop, complete, introduce, market and gain broad acceptance of our new and existing product and service offerings; risks related to our ability to recruit and/or retain key talent; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments, and such competitors’ patent coverage and claims; any softness in the markets that we address; and the impact of general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities, such as import/export tariffs, terrorist activities or armed conflicts in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, as contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC's website (www.sec.gov).

Iteris Contact

Douglas Groves

Senior Vice President and Chief Financial Officer

Tel: (949) 270-9643

Email: dgroves@iteris.com

Investor Relations
MKR Investor Relations, Inc.

Todd Kehrli

323-468-2300
iti@mkr-group.com

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2019	March 31, 2019
ASSETS:
Cash	$10,228	$7,071
Short-term investments	17,124	1,935
Trade accounts receivable, net	17,624	16,929
Unbilled accounts receivable	7,485	6,487
Inventories	3,723	2,916
Prepaid expenses and other current assets	1,855	1,367
Total current assets	58,039	36,705

Property and equipment, net	2,052	1,965
Right-of-use assets, net	13,082	-
Intangible assets, net	6,486	3,286
Goodwill	20,590	15,150
Other assets	1,852	849
Total assets	$102,101	$57,955

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade accounts payable	$10,081	$9,441
Accrued payroll and related expenses	8,838	6,536
Accrued liabilities	3,501	2,370
Deferred revenue	5,392	4,883
Total current liabilities	27,812	23,230
Long-term liabilities	12,276	670
Total liabilities	40,088	23,900
Stockholders’ equity	62,013	34,055
Total liabilities and stockholders’ equity	$102,101	$57,955

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Product revenues	$12,960	$11,088	$41,272	$35,418

Service revenues	15,773	12,052	41,950	37,614
Total revenues	28,733	23,140	83,222	73,032

Cost of product revenues	6,580	6,814	22,626	20,210

Cost of service revenues	10,215	7,434	26,867	24,077
Total cost of revenues	16,795	14,248	49,493	44,287

Gross profit	11,938	8,892	33,729	28,745

Operating expenses:
Selling, general and administrative	11,449	9,450	33,035	28,160

Research and development	2,428	1,887	6,258	5,888
Amortization of intangible assets	230	61	527	191
Total operating expenses	14,107	11,398	39,820	34,239
Operating loss	(2,169)	(2,506)	(6,091)	(5,494)

Non-operating income:
Other income, net	43	8	150	41
Interest income	67	10	149	90
Loss from operations before income taxes	(2,059)	(2,488)	(5,792)	(5,363)

(Provision) benefit for income taxes	(9)	24	(35)	(21)
Net loss	$(2,068)	$(2,464)	$(5,827)	$(5,384)

Net loss per share - basic and diluted	$(0.05)	$(0.07)	$(0.15)	$(0.16)

Shares used in basic and diluted per share calculations	40,593	33,297	38,466	33,247

ITERIS, INC.

UNAUDITED SEGMENT REPORTING DETAILS

(in thousands)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Three Months Ended December 31, 2019
Product revenues	$11,351	$1,609	$-	$12,960
Service revenues	72	13,705	1,996	15,773
Total revenues	$11,423	$15,314	$1,996	$28,733

Segment operating income (loss)	$1,487	$2,669	$(816)	$3,340
Corporate and other income (expense), net				(5,051)
Acquisition-related costs				(118)
Amortization of intangible assets				(230)
Loss from operations before income taxes				$(2,059)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Three Months Ended December 31, 2018
Product revenues	$10,165	$923	$-	$11,088
Service revenues	69	10,410	1,573	12,052
Total revenues	$10,234	$11,333	$1,573	$23,140

Segment operating income (loss)	$1,153	$1,147	$(1,138)	$1,162
Corporate and other income (expense), net				(3,589)
Amortization of intangible assets				(61)
Loss from operations before income taxes				$(2,488)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Nine Months Ended December 31, 2019
Product revenues	$36,602	$4,670	$-	$41,272
Service revenues	184	37,034	4,732	41,950
Total revenues	$36,786	$41,704	$4,732	$83,222

Segment operating income (loss)	$6,043	$6,177	$(2,987)	$9,233
Corporate and other income (expense), net				(13,458)
Acquisition-related costs				(1,040)
Amortization of intangible assets				(527)
Loss from operations before income taxes				$(5,792)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Nine Months Ended December 31, 2018
Product revenues	$31,926	$3,492	$-	$35,418
Service revenues	145	33,384	4,085	37,614
Total revenues	$32,071	$36,876	$4,085	$73,032

Segment operating income (loss)	$5,463	$4,276	$(3,869)	$5,870
Corporate and other income (expense), net				(11,042)
Amortization of intangible assets				(191)
Loss from operations before income taxes				$(5,363)

ITERIS, INC.

Non-GAAP Financial Measures and Reconciliation

In addition to results presented in accordance with GAAP, the Company has included the following non-GAAP financial measures in this release: non-GAAP operating expenses, non-GAAP operating (loss) income, non-GAAP net income and non-GAAP basic and diluted earnings per share from continuing operations. These non-GAAP financial measures exclude the following items: (a) stock-based compensation; (b) depreciation; (c) amortization; (d) the costs associated with the acquisition of Albeck Gerken, Inc.; (e) executive severance and transition costs; and (f) the estimated tax effect of the foregoing non-GAAP adjustments.

Iteris believes that the presentation of these non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to its financial condition and results of operations. Iteris’ management believes that the use of these non-GAAP financial measures provides consistency and comparability among and between results from prior periods or forecasts and future prospects, and also facilitates comparisons with other companies in its industry. The company’s management believes that the exclusion of the items described above provides insight into core operating results, the ability to generate cash and underlying business trends affecting performance. Iteris has chosen to provide this information to investors to enable them to perform additional analysis of past, present and future operating performance, and as a supplemental means to evaluate ongoing core operations.

Management uses certain non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies' financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

Details of the items excluded from GAAP financial results in calculating non-GAAP financial measures and explanatory footnotes are as follows:

a)	Iteris excludes stock-based compensation expenses from its non-GAAP financial measures primarily because they are non-cash expenses and management finds it useful to exclude certain non-cash charges to assess the appropriate level of various operating expenses to assist in budgeting, planning and forecasting future periods. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FASB ASC Topic 718, Iteris believes excluding stock-based compensation expenses allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies.

b)	Iteris excludes depreciation expenses from its non-GAAP financial measures. Management finds it useful to exclude these charges to assess the appropriate level of various operating expenses to assist in budgeting, planning and forecasting future periods.

c)	Iteris incurs amortization of developed technology and purchased intangibles in connection with acquisitions of certain businesses and technologies. Amortization of developed technologies and purchased intangibles is inconsistent in amount and frequency, and is significantly affected by the timing and size of our developments and acquisitions. Management finds it useful to exclude these variable charges from our cost of revenues and operating expenses to assist in budgeting, planning and forecasting future periods. Investors should note that the use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of developed technologies and purchased intangible assets will recur in future periods.

d)	The amount includes legal, audit, and valuation costs associated with the acquisition of Albeck Gerken, as well as salaries expense related to retention agreements with certain AGI employees. These costs are non-recurring in nature.

e)	This amount represents non-recurring costs associated with severance and the transition of the Chief Financial Officer position.

f)	The amount represents the estimated income tax effect of the non-GAAP adjustments. The tax effect of non-GAAP adjustments for the first quarters of Fiscal 2020 and Fiscal 2019, were calculated by applying an estimated tax rate of 1% to each specific non-GAAP item, due to the impact of the valuation allowance on our effective tax rate in those years.

In addition to the above non-GAAP financial measures, the Company has included net bookings and backlog figures in this release. Net bookings is an operational measure representing the total dollar value of all definitive contracts executed during the period, net of cancellations of previously authorized contract funding. Backlog is an operational measure representing future unearned revenue amounts believed to be firm that are to be earned under our existing agreements and are not included in deferred revenue on our unaudited condensed consolidated balance sheets. Backlog does not include announced orders for which definitive contracts have not been executed.  We believe net bookings and backlog are useful metrics for investors, given its relevance to total orders.

Iteris, Inc.
Schedule Reconciling GAAP Net Loss to Non-GAAP Net (Loss) Income
($ in thousands, except per share amounts)
(unaudited)

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2019	2018	2019	2018
GAAP net loss	$(2,068)	$(2,464)	$(5,827)	$(5,384)

GAAP net loss per share - basic and diluted	$(0.05)	$(0.07)	$(0.15)	$(0.16)

The non-GAAP amounts have been adjusted to exclude the following items:
Excluded from cost of revenues
Amortization (c)	$194	$212	$531	$632

Excluded from operating expenses
Stock based compensation (a)	$778	$530	$2,034	$1,555
Depreciation (b)	214	198	634	661
Amortization (c)	230	61	527	191
Acquisition-related costs (d)	118	-	1,040	-
Executive severance and transition costs (e)	553	-	553	-
Total excluded from operating expenses	$1,893	$789	$4,788	$2,407

Total excluded operating loss	$2,087	$1,001	$5,319	$3,039

Income tax effect on non-GAAP adjustments (f)	(21)	(10)	(53)	(30)

Total excluded from operating expenses after income tax effect	$2,066	$991	$5,266	$3,009

Non-GAAP net loss	$(2)	$(1,473)	$(561)	$(2,375)

Non-GAAP net loss per share - basic and diluted	$(0.00)	$(0.04)	$(0.01)	$(0.07)

(a) - (f) See corresponding footnotes above.

Iteris, Inc.
Schedule Reconciling GAAP Operating (Loss) to Non-GAAP Operating (Loss) Income
($ in thousands, except per share amounts)
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
GAAP cost of revenues	$16,795	$14,248	$49,493	$44,287
Amortization (c)	(194)	(212)	(531)	(632)
Non-GAAP cost of revenues	$16,601	$14,036	$48,962	$43,655

GAAP operating expenses	$14,107	$11,398	$39,820	$34,239
Stock based compensation (a)	(778)	(530)	(2,034)	(1,555)
Depreciation (b)	(214)	(198)	(634)	(661)
Amortization (c)	(230)	(61)	(527)	(191)
Acquisition costs (d)	(118)	-	(1,040)	-
Executive severance and transition costs (e)	(553)	-	(553)	-
Non-GAAP operating expenses	$12,214	$10,609	$35,032	$31,832

GAAP operating loss	$(2,169)	$(2,506)	$(6,091)	$(5,494)
Stock based compensation (a)	778	530	2,034	1,555
Depreciation (b)	214	198	634	661
Amortization (c)	424	273	1,058	823
Acquisition costs (d)	118	-	1,040	-
Executive severance and transition costs (e)	553	-	553	-
Non-GAAP operating loss	$(82)	$(1,505)	$(772)	$(2,455)

(a) - (e) See corresponding footnotes above.

Page 10 of 10